EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, $.001 par value per share of St. Joseph, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 30th day of January 2008.

HONG KONG BASE LIMITED

By:	/s/ Miss Yvonne Chun Siu Fun
Miss Yvonne Chun Siu Fun
President

MISS YVONNE CHUN SIU FUN

By:	/s/ Miss Yvonne Chun Siu Fun
Controlling Shareholder of
Hong Kong Base Limited